Exhibit 10.13

OFFICE LEASE

LAKE POINTE CENTER III
8470 Allison Pointe, Second and Third Floors
Indianapolis, Indiana

                                     Landlord:   Sun Life Assurance Company of Canada

                                     Tenant:       Double-Take Software, Inc.

                                             Date:           October 21, 2009

PART I

COVER SHEET

           The terms listed below shall have the following meanings throughout this Lease:

DATE OF LEASE:	October 21, 2009, the date on which Landlord has signed this Lease
LANDLORD:	Sun Life Assurance Company of Canada, a Canadian corporation
TENANT:	Double-Take Software, Inc., a Delaware corporation
TENANT'S ADDRESS:	8470 Allison Pointe Boulevard Suite 300 Indianapolis, IN 46250 c/o Chief Financial Officer
MANAGER:	Colliers Turley Martin Tucker
MANAGER'S ADDRESS:	Chase Tower, 111 Monument Circle, Suite 3960 Indianapolis, IN 46204 c/o Chief Financial Officer
PREMISES:	The area consisting of approximately 45,429 rentable square feet of the Building, as shown on Exhibit A attached hereto
BUILDING:
The building in which the Premises are located, known as Lake Pointe Center III, with a street address of 8470 Allison Pointe Boulevard, Indianapolis, Indiana  46250 and consisting of a total of approximately 89,200 square feet of space

PROPERTY:	The Building, other improvements and land (the "Lot"), a legal description of which is shown on Exhibit B attached hereto
TENANT'S PERCENTAGE:	50.93% (45,429 rentable square feet in the Premises divided by 89,200 rentable square feet in the Building)
PERMITTED USES:	Office purposes
SCHEDULED COMMENCEMENT DATE:	July 1, 2009
TERM:	Ninety-eight (98) months

PREMISES BASE RENT:	Tenant shall pay Base Rent for the Premises in accordance with the following schedule:
	Months	Rent Per Month	Annual Rent	Annual Rent p.r.s.f.
	1-13	$45,429.00	$545,148.00	$12.00
	14-38	$68,143.50	$817,722.00	$18.00
	39-63	$70,982.81	$851,793.75	$18.75
	64-88	$73,822.13	$885,865.50	$19.50
	89-98	$75,715.00	$908,580.00	$20.00

SECURITY DEPOSIT:	$0.00
PUBLIC LIABILITY INSURANCE AMOUNT:	$2,000,000.00 combined limit
BROKER(S):	Landlord Representatives: Michael R. Semler and Andrew D. Martin of Colliers Turley Martin Tucker Tenant Representative: Brian Askins of UGL - Equis
GUARANTOR(S):	None
TENANT IMPROVEMENT ALLOWANCE:	$17.00 per square foot; must be utilized by December 31, 2011

TABLE OF CONTENTS OF STANDARD LEASE PROVISIONS

ARTICLE I:  PREMISES                                                                         Page
1.1Premises   ....................................................................................................................................1
1.2Common Areas      ..............................................................................................................................1

ARTICLE II:  TERM

2.1Term ........................................................................................................................................1
2.2Early Termination Right    ........................................................................................................................1

ARTICLE III:  RENT

3.1Base Rent ....................................................................................................................................2
3.2Additional Rent for Operating Expenses, Taxes, and Capital Costs .........................................................................................2

ARTICLE IV:  DELIVERY OF PREMISES AND TENANT IMPROVEMENTS

ARTICLE V:  ALTERATIONS AND TENANT'S PERSONAL PROPERTY

5.1 Alterations       ................................................................................................................................6
5.2Tenant's Personal Property .......................................................................................................................7

ARTICLE VI:  LANDLORD'S COVENANTS

ARTICLE VII:  TENANT'S COVENANTS

ARTICLE VIII:  DEFAULT

8.1Default  .....................................................................................................................................13
8.2Remedies of Landlord and Calculation of Damages ....................................................................................................14

ARTICLE IX:  CASUALTY AND EMINENT DOMAIN

9.1Casualty ....................................................................................................................................15
9.2Eminent Domain  .............................................................................................................................16

ARTICLE X:  RIGHTS OF PARTIES HOLDING SENIOR INTERESTS

10.1Subordination ..............................................................................................................................17
10.2Mortgagee's Consent .........................................................................................................................17

ARTICLE XI:  GENERAL

PART II   STANDARD LEASE PROVISIONS

ARTICLE I   PREMISES

           1.1Premises.

           (a)Demise of Premises.  This Lease (the "Lease") is made and entered into by and between Landlord and Tenant and shall become effective as of the Date of Lease.  In consideration of the mutual covenants made herein, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, on all of the terms and conditions set forth in this Lease.

           (b)Access to Premises.  Landlord shall have reasonable access to the Premises, at any time during the Term, to inspect Tenant's performance hereunder and to perform any acts required of or permitted to Landlord herein, including, without limitation, (i) the right to make any repairs or replacements Landlord deems necessary, (ii) the right to show the Premises to prospective purchasers and mortgagees, and (iii) during the last nine (9) months of the Term, the right to show the Premises to prospective tenants.  Landlord shall at all times have a key to the Premises, and Tenant shall not change any existing lock(s), nor install any additional lock(s) without Landlord's prior consent.  Except in the case of any emergency, any entry into the Premises by Landlord shall be on reasonable advance notice.

           1.2Common Areas.  Tenant shall have the right to use, in common with other tenants, the Building's common lobbies, corridors, stairways, and elevators necessary for access to the Premises, and the common walkways and driveways necessary for access to the Building, the common toilets, corridors and elevator lobbies of any multi-tenant floor, and the parking areas for the Building ("Common Areas").  Tenant's use of the Building parking areas shall be on an unreserved, non-exclusive basis and solely for Tenant's employees and visitors.  Landlord shall not be liable to Tenant, and this Lease shall not be affected, if any parking rights of Tenant hereunder are impaired by any law, ordinance or other governmental regulation imposed after the Date of Lease.  If Landlord grants to any other tenant the exclusive right to use any particular parking spaces, neither Tenant nor its visitors shall use such spaces.  Use of the Common Areas shall be only upon the terms set forth at any time by Landlord.  Landlord may at any time and in a manner consistent with other Class A multi-tenant office buildings in the greater Indianapolis Metropolitan area, make any changes, additions, improvements, repairs or replacements to the Common Areas that it considers desirable, provided that Landlord shall use reasonable efforts to minimize interference with Tenant's normal activities.  Such actions of Landlord shall not constitute constructive eviction or give rise to any rent abatement or liability of Landlord to Tenant.

ARTICLE II   TERM

           2.1Term.  The Term shall begin on July 1, 2009, the Commencement Date, and shall continue for the length of the Term, unless sooner terminated as provided in this Lease.

           2.2Early Termination Right.  On July 30th 2015, Tenant will have the one time right to terminate this Lease, including any amendments hereto.  Tenant will provide 9 months notice of its intent to exercise its right to terminate, and provide payment on or before July 30, 2015, equal to all unamortized leasing costs (consisting of the Tenant Improvement Allowance and the real estate leasing commissions) at a discount rate of 8% plus three (3) months' Base Rent.

ARTICLE III   RENT

           3.1Base Rent.

           (a)Payment of Base Rent.  Tenant shall pay the Base Rent each month in advance on the first day of each calendar month during the Term.  If the Commencement Date is other than the first day of the month, Tenant shall pay a proportionate part of such monthly installment on the Commencement Date.  An adjustment in the Base Rent for the last month of the Term shall be made if the Term does not end on the last day of the month.  All payments shall be made to Manager at Manager's Address or to such other party or to such other place as Landlord may designate in writing, without prior demand and without abatement, deduction or offset.  All charges to be paid by Tenant hereunder, other than Base Rent, shall be considered additional rent for the purposes of this Lease, and the words "rent" or "Rent" as used in this Lease shall mean both Base Rent and additional rent unless the context specifically or clearly indicates that only Base Rent is referenced.

           (b)Late Payments.  If any rent or other sum due from Tenant is not received when due, Landlord shall send a letter notifying Tenant to comply within ten (10) days from rental due date and Tenant shall pay to Landlord no later than ten (10) calendar days after the rental due date an additional sum equal to 5% of such overdue payment.  In addition to such late charge, all such delinquent rent or other sums due to Landlord, including the late charge, shall bear interest beginning on the date such payment was due at the rate of twelve percent (12%) per annum.  The notice and cure period provided in Paragraph 8.1(a) does not apply to the foregoing late charges and interest.  If payments of any kind are returned for insufficient funds Tenant shall pay to Landlord an additional handling charge of $50.00.

3.2	Additional Rent for Operating Expenses, Taxes, and Capital Costs.

           (a)Additional Rent.  For each Comparison Year, as defined herein, Tenant shall pay to Landlord as additional rent the sum of (1) the difference between Comparison Year Operating Expenses and the Base Year Operating Expenses, (2) the difference between the Comparison Year Taxes and the Base Year Taxes and (3) the Capital Costs as defined herein, times Tenant's Percentage ("Tenant's Share of Expenses").

           (b)Definitions.  As used herein, the following terms shall have the following meanings:
(i)	Base Year. The calendar year in which the Term commences.

(ii)	Comparison Year. Each calendar year of the Term after the Base Year.

(iii)Lease Year. Each successive 12 month period following the Commencement Date.

(iv)
Operating Expenses.  The total cost of operation of the Property, including, without limitation, (1) premiums and deductibles for insurance carried with respect to the Property; (2) all reasonable costs of supplies, materials, equipment, and utilities used in or related to the operation, maintenance, and repair of the Property or any part thereof (including utilities, unless the cost of any utilities is to be paid for separately by Tenant pursuant to
Paragraph 6.1(b)); (3) all reasonable labor costs, including without limitation, salaries, wages, payroll and other taxes, unemployment insurance costs, and employee benefits excluding executives, directors, officers or partners of Landlord; (4) all maintenance, management fees (not to exceed five percent (5%) of the gross rents of the Building), janitorial, inspection, legal, accounting, and service agreement costs related to the operation, maintenance, and repair of the Property or any part thereof, including, without limitation, service contracts with independent contractors.  Any of the above services may be performed by Landlord or its affiliates, provided that fees for the performance of such services shall be reasonable and competitive with fees charged by unaffiliated entities for the performance of such services in comparable buildings in the area.  Operating Expenses shall not include Taxes, leasing commissions; all costs relating to activities for the solicitation and execution of leases in the Building; the costs of correcting defects in the construction of the Building or equipment; the costs of any repair made by Landlord due to partial or total destruction or condemnation of the Building; repair costs paid by insurance proceeds or by any tenant or third party; the initial construction cost of the Building or any depreciation thereof; any debt service or costs related to sale or financing of the Property; any capital expenses, except those which normally would be regarded as operating, maintenance, or repair costs; tenant improvements provided for any tenant; or any special services rendered to tenants (including Tenant) for which a separate charge is made; depreciation on equipment; the cost of any removal, treatment or remediation of asbestos or any other hazardous substance or gas in the Building caused by Landlord or other tenant; the cost of overtime or other expenses Landlord incurs in curing its defaults or performing work expressly provided for in this Lease to be paid by Landlord.  Increases for Controllable Operating Expenses defined as janitorial service; management fees, lawn and sprinkler maintenance; parking lot cleaning; interior plant management; window cleaning; signs, day porter; security costs; fire equipment service and maintenance; phone/alarm; exterminating; uniforms; and on-site office expenses; shall be capped annually at no more than five percent (5%) per annum.

(v)
Base Year Operating Expenses.  Operating Expenses incurred during the Base Year, provided that: (1) in the event that the Building is less than 100% occupied during the Base Year, then in determining the Base Year Operating Expenses, all Operating Expenses that may reasonably be determined to vary in accordance with the occupancy level of the Building, shall be grossed up to reflect 95% occupancy by multiplying the amount of such expenses by a fraction, the numerator of which is the total rentable square feet in the Building and the denominator of which is the average square feet in the Building that is occupied by tenants during the Base Year; and (2) if any extraordinary expenses are incurred during the Base Year which typically are not operations, maintenance, or repair costs of a stabilized property, as reasonably estimated by Landlord, then such expenses shall be excluded from the calculation of Operating Expenses during the Base Year.

(vi)
Comparison Year Operating Expenses.  Operating Expenses incurred during the Comparison Year, provided that: (1) if the Building is less than 100% occupied during the Comparison Year, then in determining the Comparison Year Operating Expenses, all Operating Expenses that may reasonably be determined to vary in accordance with the occupancy level of the Building, shall be grossed up to reflect 95% occupancy by multiplying the amount of such expenses by a fraction, the numerator of which is the total rentable square feet in the Building and the denominator of which is the average square feet in the Building that is occupied by tenants during the Comparison Year; and (2) if any extraordinary expenses are incurred during the Comparison Year which typically are not operations, maintenance, or repair costs of a stabilized property, as reasonably estimated by Landlord, then such expenses shall be excluded from the calculation of Operating Expenses for that Comparison Year.

(vii)
Taxes.  Any form of assessment, rental tax, license tax, business license tax, levy, charge, tax or similar imposition imposed by any authority having the power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, library, drainage, or other improvement or special assessment district, as against the Property or any part thereof or any legal or equitable interest of Landlord therein, or against Landlord by virtue of its interest therein, and any reasonable costs incurred by Landlord in any proceedings for abatement thereof, including, without limitation, attorneys' and consultants' fees, and regardless of whether any abatement is obtained.  Landlord's income taxes; franchise taxes; inheritance taxes; gift taxes; excise taxes; increases in property taxes attributable to the sale of the Building; and special assessments levied against Landlord's property other than real estate, are excluded from Taxes.

(viii)	Base Year Taxes. Taxes paid during the Base Year.

(ix)	Comparison Year Taxes. Taxes paid during the Comparison Year.

(x)
Capital Costs.  The annual cost of any capital improvements to the Property made by Landlord after the Base Year that are designed to reduce Operating Expenses, or to comply with any governmental law or regulation imposed after initial completion of the Building, amortized over the useful life of such item, together with a fixed annual interest rate equal to the Prime Rate plus 2% on the unamortized balance.  The Prime Rate shall be the prime rate published in the Wall Street Journal on the date the construction is completed.

  (c)Estimate of Tenant's Share of Expenses.  Before each Comparison Year, and from time to time as Landlord deems appropriate, Landlord shall give Tenant estimates for the coming Comparison Year of Operating Expenses,  Taxes,  Capital Costs, and Tenant's Share of Expenses.  Landlord shall make reasonable efforts to provide estimates fifteen (15) days before the beginning of each Comparison Year.  Tenant shall pay one twelfth (1/12) of the estimated amount of Tenant's Share of Expenses with each monthly payment of Base Rent during the Comparison Year.  Each Comparison Year, Landlord shall give Tenant a statement (the "Share of Expenses Statement") showing the  Operating Expenses,  Taxes, and  Capital Costs for the prior Comparison Year, a calculation of Tenant's Share of Expenses due for the prior Comparison Year and a summary of amounts already paid by Tenant for the prior Comparison Year.  Landlord shall make reasonable efforts to provide the Share of Expenses Statement within one hundred twenty (120) days after the end of the prior Comparison Year.  Any underpayment by Tenant shall be paid to Landlord within thirty (30) days after delivery of the Share of Expenses Statement; any overpayment shall be credited against the next installment of Base Rent due, provided that any overpayment shall be paid to Tenant within thirty (30) days if the Term has ended.  No delay of up to 365 days by Landlord in providing any Share of Expenses Statement shall be deemed a waiver of Tenant's obligation to pay Tenant's Share of Expenses.  Notwithstanding anything contained in this paragraph, the total rent payable by Tenant shall in no event be less than the Base Rent.

           (d)Audit Rights.  Notwithstanding any provisions of this Lease to the contrary, Tenant shall have the right, after reasonable notice and at reasonable times to inspect Landlord's accounting records one time per year within sixty (60) days of Tenant's receipt of its invoice for its pro rata share of expenses.  If Tenant's inspection reveals that Landlord has overcharged Tenant for Operating Costs or Taxes, Landlord shall reimburse Tenant the amount of such overcharge within ninety (90) days of verification thereof plus interest on said overage at the rate of twelve percent (12%) per annum.

ARTICLE IV   DELIVERY OF PREMISES AND TENANT IMPROVEMENTS

           4.1Condition of Premises.  Landlord shall deliver the Premises to Tenant in its "as-is" condition provided, however, that Landlord is required to construct certain tenant improvements during the Term pursuant to and in accordance with the terms set forth in Exhibit D of this Lease ("Tenant Improvements").  Such Tenant Improvements shall become and remain the property of Landlord.

           4.2Delay in Possession.  If Landlord is required to construct Tenant Improvements pursuant to Exhibit D, and Landlord is unable to deliver possession of the Premises to Tenant on or before the Scheduled Commencement Date for any reason whatsoever, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom and this Lease shall continue in full force and effect; provided, however, that if Landlord shall not deliver the Premises within one hundred eighty (180) days after the Scheduled Commencement Date and the reasons for such delay are under the control of Landlord, then Tenant may cancel this Lease by notice in writing to Landlord within ten (10) days thereafter.

           4.3Delivery and Acceptance of Possession.  Tenant shall accept possession and enter in good faith occupancy of the entire Premises and commence the operation of its business therein within thirty (30) days after the Commencement Date.  Tenant's taking possession of any part of the Premises shall be deemed to be an acceptance and an acknowledgment by Tenant that (i) Tenant has had an opportunity to conduct, and has conducted, such inspections of the Premises as it deems necessary to evaluate its condition, (ii) except as otherwise specifically provided herein, Tenant accepts possession of the Premises in its then existing condition, "as-is", including all patent and latent defects, (iii) upon completion of Tenant Improvements provided for in Exhibit D after the Commencement Date, Tenant's taking possession of a part of the Premises following completion of the Tenant Improvements shall be deemed to be an acceptance and an acknowledgement by Tenant that the Tenant Improvements have been completed in accordance with the terms of this Lease, except for defects, deficiencies, or omissions of which Tenant has given Landlord written notice within the first ninety (90) days after Tenant takes possession; and (iv) neither Landlord, nor any of Landlord's agents, has made any oral or written representations or warranties with respect to such matters other than as set forth in this Lease.

           4.4Early Occupancy.  If Landlord agrees in writing to allow Tenant or its contractors to enter the Premises prior to the Commencement Date, Tenant (and its contractors) shall do so upon all of the provisions of this Lease (including Tenant's obligations regarding indemnity and insurance), except those provisions regarding Tenant's obligation to pay Base Rent or additional rent, which obligation shall commence on the Commencement Date.

ARTICLE V   ALTERATIONS AND TENANT'S PERSONAL PROPERTY

           5.1Alterations.

           (a)Landlord's Consent.  Tenant shall not make any alterations, additions, installations, substitutes or improvements ("Alterations") in and to the Premises without first obtaining Landlord's written consent.  Landlord shall not unreasonably withhold or delay its consent; provided, however, that Landlord shall have no obligation to consent to Alterations of a structural nature or Alterations that would violate the certificate of occupancy for the Premises or any applicable law, code or ordinance or the terms of any superior lease or mortgage affecting the Property.  No consent given by Landlord shall be deemed as a representation or warranty that such Alterations comply with laws, regulations and rules applicable to the Property ("Laws").  Tenant shall pay Landlord's reasonable costs of reviewing or inspecting any proposed Alterations and any other reasonable costs that may be incurred by Landlord as a result of such Alterations provided Landlord gives Tenant, if commercially reasonable, estimates of expected reasonable costs prior to incurring the expense and Tenant provides written acceptance of reasonable costs.

           (b)Workmanship.  All Alterations shall be done at reasonable times in a first-class workmanlike manner, by contractors approved by Landlord, and according to plans and specifications previously approved by Landlord.  All work shall be done in compliance with all Laws, and with all regulations of the Board of Fire Underwriters or any similar insurance body or bodies.  Tenant shall be solely responsible for the effect of any Alterations on the Building's structure and systems, notwithstanding that Landlord has consented to the Alterations, and shall reimburse Landlord within forty-five (45) days from receipt of invoice any reasonable costs incurred by Landlord by reason of any faulty work done by Tenant or its contractors.  Upon completion of Alterations, Tenant shall provide Landlord with a complete set of "as-built" plans.

           (c)Mechanics and Other Liens.  Tenant shall keep the Property and Tenant's leasehold interest therein free of any liens or claims of liens, and shall discharge any such liens within thirty  (30) days of their filing.  Before commencement of any work, Tenant's contractor shall provide payment, performance and lien indemnity bonds required by Landlord, and Tenant shall provide evidence of such insurance as Landlord may require, naming Landlord as an additional insured.  Tenant shall indemnify Landlord and hold it harmless from and against any claim, or liability including reasonable costs and attorneys’ fees arising from any work done by or at the direction of Tenant which does not arise from Landlord’s negligence or willful misconduct.

           (d)Removal of Alterations.  All Alterations affixed to the Premises shall become part thereof and remain therein at the end of the Term.  However, if Landlord gives Tenant notice, at least thirty (30) days before the end of the Term, to remove any Alterations, Tenant shall remove the Alterations, make any repair required by such removal, and restore the Premises to its original condition. Notwithstanding the aforesaid, tenant shall remove cabling and wiring it has installed, or had installed at its request, unless Landlord gives Tenant notice, at least thirty (30) days before the end of the Term, that such cabling and wiring is to remain.

           5.2Tenant's Personal Property.

           (a)In General.  Tenant may provide and install, and shall maintain in good condition, all trade fixtures, personal property, equipment, furniture and moveable partitions required in the conduct of its business in the Premises.  All of Tenant's personal property, trade fixtures, equipment, furniture, movable partitions, and any Alterations not affixed to the Premises shall remain Tenant's property ("Tenant's Property").

           (b)Payment of Taxes.  Tenant shall pay before delinquency all taxes levied against Tenant's Property and any Alterations installed by or on behalf of Tenant.  If any such taxes are levied against Landlord or its property, or if the assessed value of the Premises is increased by the inclusion of a value placed on Tenant's Property, Landlord may pay such taxes, and Tenant shall within forty-five (45) days from receipt of notice repay to Landlord the portion of such taxes resulting from such increase.

ARTICLE VI   LANDLORD'S COVENANTS

           6.1Services Provided by Landlord.

           (a)Services.  Landlord shall provide services, utilities, facilities and supplies equal in quality to those customarily provided by landlords in other Class A multi-tenant office buildings in the greater Indianapolis Metropolitan area.  Landlord shall provide reasonable additional Building operation services upon reasonable advance request of Tenant at reasonable rates from time to time established by Landlord.  Landlord shall furnish space heating and cooling as normal seasonal changes may require to provide reasonably comfortable space temperature and ventilation for occupants of the Premises under normal business operation, daily from 7:00 a.m. to 7:00 p.m. (Saturdays from 9:00 a.m. to 1:00 p.m.), Sundays and legal state holidays excepted.  If Tenant shall require space heating or cooling outside the hours and days above specified, Landlord shall provide such service at Tenant's expense in accordance with any reasonable advance notice requirements established from time to time by Landlord.

           (b)Separately Metered Utilities.  If the Premises are separately metered as of the Commencement Date, Tenant shall pay all charges for all separately metered and separately billed gas, electricity, telephone and other utility services used, rendered or supplied upon or in connection with the Premises on a monthly basis and shall indemnify Landlord against liability or damage on such account.

           The costs of any utilities which are not separately metered shall be included as an Operating Expense. Tenant shall not use utility services in excess of amounts reasonably determined by Landlord to be within the normal range of demand for the Permitted Uses without making arrangements to reimburse Landlord for such excess use.  If Landlord has reason to believe that Tenant is using a disproportionate share of any utility which is not separately metered, Landlord may, at Landlord's election, and at Landlord's expense, conduct an engineering audit to estimate Tenant's actual use.  If such audit determines that Tenant is using more than its proportionate share of any utility. Tenant shall pay for any use above its proportionate share as additional rent.

           (c)Graphics and Signs.  Landlord shall provide, at Landlord's expense, identification of Tenant's name and suite numerals at the main entrance door to the Premises.  All signs, notices, graphics and decorations of every kind or character which are visible in or from the Common Areas or the exterior of the Premises shall be subject to Landlord's prior written approval, which Landlord shall have the right to withhold in its absolute and sole discretion; however, Tenant shall be entitled to install signage at its sole cost and expense on the center raceway of the North exterior elevation of the Building.  Tenant shall submit the plans and specifications for such signage to Landlord for Landlord's review and approval, including necessary utilities and exact location to be approved by Landlord, in Landlord's sole and absolute discretion. Tenant shall at all times comply with all laws, governmental regulations, zoning ordinances, and covenants, conditions and restrictions of record, and shall obtain all required permits in conjunction with any such signage.  Any changes to the plans and specifications for such signage, the method, the necessary utilities, the size, location, shape, or general appearance thereof shall be subject to Landlord's approval in its absolute discretion.  Tenant shall maintain all such signage in good repair.  Tenant shall remove all such signage within thirty (30) days after the termination of the Lease.

           (d)Right to Cease Providing Services.  In case of Force Majeure or in connection with any repairs, alterations or additions to the Property or the Premises, or any other acts required of or permitted to Landlord herein, Landlord may reduce or suspend service of the Building's utilities, facilities or supplies, provided that Landlord shall use reasonable diligence to restore such services, facilities or supplies as soon as possible.  No such reduction or suspension shall constitute an actual or constructive eviction or disturbance of Tenant's use or possession of the Premises unless such services, facilities or supplies prevent Tenant’s reasonable use and enjoyment of the Premises for more than ten (10) days due to Landlord’s negligence or willful misconduct.  In such event, all Base Rent, Additional Rent and other expenses and payments due under this Lease shall be abated until Tenant’s reasonable use and enjoyment of the Premises is fully restored.

           6.2Repairs and Maintenance.  Landlord shall repair and maintain (i) the Common Areas, (ii) the structural portions of the Building, (iii) the exterior walls of the Building (including exterior windows and glazing), (iv) the roof and roof membrane, (v) the basic plumbing, electrical, mechanical and heating, ventilating and air-conditioning systems serving the Premises, and (vi) parking lots in the manner and to the extent customarily provided by landlords in similar Class A multi-tenant office buildings in the greater Indianapolis Metropolitan area.  Tenant shall pay for such repairs as set forth in Paragraph 3.2.  If any maintenance, repair or replacement is required because of any act, omission or neglect of duty by Tenant or its agents, employees, invitees or contractors, the cost thereof shall be paid by Tenant to Landlord as additional rent within forty-five (45) days from receipt of invoice.

           6.3Quiet Enjoyment.  Upon Tenant's paying the rent and performing its other obligations, Landlord shall permit Tenant to peacefully and quietly hold and enjoy the Premises, subject to the provisions of this Lease.

           6.4 Insurance.  Landlord shall insure the Property, including the Building and Tenant Improvements and approved Alterations, if any, against damage by fire and standard extended coverage perils, and shall carry public liability insurance, all in such reasonable amounts  as would be carried by a prudent owner of a Class A multi-tenant building in the greater Indianapolis Metropolitan area.  Landlord may carry any other forms of insurance as it or its mortgagee may deem advisable.  Insurance obtained by Landlord shall not be in lieu of any insurance required to be maintained by Tenant.  Landlord shall not carry any insurance on Tenant's Property, and shall not be obligated to repair or replace any of Tenant's Property unless due to Landlord's negligence or willful misconduct.  All insurance maintained by Landlord shall contain a waiver of subrogation in favor of Tenant.

ARTICLE VII   TENANT'S COVENANTS

           7.1Repairs, Maintenance and Surrender.

           (a)Repairs and Maintenance.  Tenant shall keep the Premises in good order and condition, and shall promptly repair any damage to the Premises excluding glass in exterior walls of the Premises. Tenant shall also repair any damage to the rest of the Property, including glass in interior walls, if such damage is attributable to Tenant's negligence or misuse caused by Tenant or its agents, employees, or invitees, licensees or independent contractors.  All repairs shall be made in a workmanlike manner and any replacements or substitutions shall be of a quality, utility, value and condition similar to or better than the replaced or substituted item.

           (b)Surrender.  At the end of the Term, Tenant shall peaceably surrender the Premises in good order, repair and condition, except for reasonable wear and tear, and Tenant shall remove Tenant's Property and (if required by Landlord and subject to section 5.1(d)) any Alterations, repairing any damage caused by such removal and restoring the Premises and leaving them clean and neat.  Any property not so removed shall be deemed abandoned and may be retained by Landlord or may be removed and disposed of by Landlord in such manner as Landlord shall determine.  Tenant shall be responsible for costs and expenses incurred by Landlord in removing any Alterations and disposing any such abandoned property, making any incidental repairs and replacements to the Premises, and restoring the Premises to its original condition, excluding normal wear and tear.

           7.2Use.

           (a)General Use.  Tenant shall use the Premises only for the Permitted Uses, and shall not use or permit the Premises to be used in violation of any law or ordinance or of any certificate of occupancy issued for the Building or the Premises, or of the Rules and Regulations.  Tenant shall not cause, maintain or permit any nuisance in, on or about the Property, or commit or allow any hazardous or excess waste in or upon the Property.

(b)Obstructions and Exterior Displays.  Tenant shall not obstruct any of the Common Areas or any portion of the Property outside the Premises, and shall not, except as otherwise previously approved by Landlord, place or permit any signs, decorations, curtains, blinds, shades, awnings, aerials or flagpoles, or the like, that may be visible from outside the Premises.  If Landlord designates a standard window covering consistent with those used in other Class A multi-tenant office buildings located in the greater Indianapolis Metropolitan area for use throughout the Building, at Landlord’s expense, Tenant shall use this standard window covering to cover all windows in the Premises.

           (c)Floor Load.  Tenant shall not place a load upon the floor of the Premises exceeding the load per square foot such floor was designed to carry, as determined by applicable building code without the prior written approval of Landlord.

           (d)Compliance with Insurance Policies.  Tenant shall not knowingly keep or use any article in the Premises, or permit any activity therein, which is prohibited by any insurance policy covering the Building, or would result in an increase in the premiums thereunder.

           (e)Rules and Regulations.  Tenant shall observe and comply with the rules and regulations attached as Exhibit E ( the "Rules and Regulations"), and all modifications thereto as made by Landlord and put into effect from time to time.  Landlord shall not be responsible to Tenant for the violation or non-performance by any other tenant or occupant of the Building of the Rules and Regulations.

           7.3Assignment; Sublease.  Tenant shall not assign its rights under this Lease nor sublet the whole or any part of the Premises without Landlord's prior written consent.  In the event that Landlord grants such consent, Tenant shall remain primarily liable to Landlord for the payment of all rent and for the full performance of the obligations under this Lease.  Tenant shall be responsible for payment of all reasonable costs incurred by Landlord in connection with any such request for Landlord's consent to a proposed assignment or subletting, as provided in Paragraph 11.5. Landlord shall not incur any costs related to Tenant’s request in this Section 7.3 without providing Tenant with a written estimate for Tenant’s review and written approval.  Any assignment or subletting which does not conform with this Paragraph 7.3 shall be void and a default hereunder.

In addition to, but not in limitation of, the foregoing: in the event of a request by Tenant for Landlord's consent to a proposed assignment of the Lease or a proposed subletting Landlord, at Landlord's sole option, may cancel the Lease with respect to the area in question for the proposed term of such sublease.  Landlord shall exercise any such option by written notice given to Tenant within thirty (30) days after Landlord's receipt of such request from Tenant, and in each case such termination or cancellation shall take effect as of the date set forth in Tenant's proposed sublease agreement with sublessee.  If Landlord exercises any such option to terminate or cancel the Lease, Tenant shall surrender possession of the portion of the Premises to which the termination or cancellation applies on or before the date set forth in Landlord's notice, in accordance with the provisions of this Lease relating to the surrender of the Premises at expiration of the Term.  If the Lease is cancelled as to a portion of the Premises only, Base Rent after the date of such cancellation shall be abated on a pro-rata basis, as determined by Landlord, and Tenant's Percentage shall be proportionally reduced. Landlord's failure to exercise such option to terminate or cancel the Lease shall not be construed as Landlord's consent to the proposed assignment or subletting. If Landlord allows Tenant to sublease, Tenant shall remain liable for its obligations under this Lease.  Notwithstanding the foregoing, if Landlord provides notice of intent to cancel or terminate the portion under consideration for the sublease, Tenant may within five (5) days from receipt of notice rescind its request to sublease and Landlord will have no right to terminate or cancel the space under consideration in the assignment or subletting request.

           Notwithstanding the foregoing, Landlord's consent shall not be required in the event Tenant assigns this Lease or subleases the Premises to (i) an affiliate under common control with Tenant, or (ii) an entity resulting from a corporate merger, non-bankruptcy reorganization or recapitalization, provided that the net worth of such affiliate or entity is equal to or greater than Tenant's net worth at the time this Lease is signed, as verified by Landlord.  Additionally, Tenant shall remain liable for its obligations under this Lease.  Tenant shall provide Landlord at least thirty (30) days' written notice of such assignment or sublease.

           7.4 Indemnity.  Except for any claims related to Landlord’s gross negligence or willful misconduct, Tenant, at its expense, shall defend, indemnify and hold harmless Landlord and its agents, employees, and contractors from and against any claim, action, liability or damage including reasonable costs and attorneys’ fees of any kind arising directly from (i) Tenant's use and occupancy of the Premises or the Property or any activity done or permitted by Tenant in, on, or about the Premises or the Property, (ii) any breach or default by Tenant of its obligations under this Lease, or (iii) any negligent, tortious, or illegal act or omission of Tenant, its agents or employees.  Landlord shall not be liable to Tenant or any other person or entity for any damages arising from any act or omission of any other tenant of the Building.  The obligations in this Paragraph 7.4 shall survive the expiration or termination of this Lease.

           7.5Tenant's Insurance.  Tenant shall maintain in responsible companies qualified to do business, in good standing in the state in which the Premises are located and otherwise acceptable to Landlord and at its sole expense the following insurance: (i) comprehensive general liability insurance covering the Premises insuring Landlord as well as Tenant with limits which shall, at the commencement of the Term, be at least equal to the Public Liability Insurance Amount and from time to time during the Term shall be for such higher limits, if any, as are customarily carried in the area in which the Premises are located with respect to similar properties, (ii) workers' compensation insurance with statutory limits covering all of Tenant's employees working in the Premises, (iii) property insurance insuring Tenant's Property for the full replacement value of such items and Tenant’s deductible for this Section 7.5 (iii) shall not be greater than Two Hundred and Fifty Thousand Dollars ($250,000.00); and (iv) business interruption insurance.  Tenant shall deposit promptly with Landlord certificates for such insurance, and all renewals thereof, bearing the endorsement that the policies will not be canceled until after thirty (30) days' written notice to Landlord.  Landlord agrees that it is not an act of default if Tenant changes its deductible and fails to notify Landlord within sixty (60) days of the change.  All policies shall be taken out with insurers with a rating of A-IX by Best's or otherwise acceptable to Landlord.

           7.6Payment of Taxes.  If at any time during the Term, any political subdivision of the state in which the Property is located, or any other governmental authority, levies or assesses against Landlord a tax or excise on rents or other tax (excluding income tax), however described, including but not limited to assessments, charges or fees required to be paid, by way of substitution for or as a supplement to real estate taxes, or any other tax on rent or profits in substitution for or as a supplement to a tax levied against the Property, Building or Landlord's personal property, then Tenant will pay to Landlord as additional rent its proportionate share based on Tenant's Percentage of said tax or excise consistent with the provisions in Section 3.2.

           7.7Environmental Assurances.

           (a)Covenants.

(i)
Tenant shall not cause any Hazardous Materials to be used, generated, stored or disposed of on, under or about, or transported to or from, the Premises unless the same is specifically approved in advance by Landlord in writing other than small quantities of retail, household, and office chemicals customarily sold over-the-counter to the public and which are related to Tenant's Permitted Uses.

(ii)
Tenant shall comply with all obligations imposed by Environmental Laws, and all other restrictions and regulations upon the use, generation, storage or disposal of Hazardous Materials at, to or from the Premises.

(iii)
Tenant shall deliver promptly to Landlord true and complete copies of all notices received by Tenant from any governmental authority with respect to the use, generation, storage or disposal by Tenant of Hazardous Materials at, to or from the Premises and shall immediately notify Landlord both by telephone and in writing of any unauthorized discharge of Hazardous Materials or of any condition that poses an imminent hazard to the Property, the public or the environment.

(iv)
Tenant shall complete fully, truthfully and promptly any questionnaires sent by Landlord with respect to Tenant's use of the Premises and its use, generation, storage and disposal of Hazardous Materials at, to or from the Premises.

(v)
Tenant shall permit entry onto the Premises by Landlord or Landlord's representatives at any reasonable time to verify and monitor Tenant's compliance with its covenants set forth in this Paragraph 7.7 and to perform other environmental inspections of the Premises.

(vi)
If Landlord conducts any environmental inspections because it has reason to believe that Tenant's activities have or are likely to result in a violation of Environmental Laws or a release of Hazardous Materials on the Property, then Tenant shall pay to Landlord, as additional rent, the reasonable costs incurred by Landlord for such inspections.

(vii)	Tenant shall cease immediately upon notice from Landlord any activity which violates or creates a risk of violation of any Environmental Laws.

(viii)
After notice to and approval by Landlord, Tenant shall promptly remove, clean-up, dispose of or otherwise remediate, in accordance with Environmental Laws and good commercial practice, any Hazardous Materials on, under or about the Property resulting from Tenant's activities on the Property.

           (b)Indemnification.  Except for any claims related to Landlord’s negligence and willful misconduct Tenant shall indemnify, defend and hold Landlord harmless from and against any claims, damages, liabilities or losses (including, without limitation, any decrease in the value of the Property, loss or restriction of any area of the Property, and adverse impact of the marketability of the Property or Premises), to include reasonable costs and attorneys’ fees directly arising out of Tenant's use, generation, storage or disposal of Hazardous Materials at, to or from the Premises.

           (c)Definitions.  Hazardous Materials shall include but not be limited to substances defined as "hazardous substances", "toxic substances", or "hazardous wastes" in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the federal Hazardous Materials Transportation Act, as amended; and the federal Resource Conservation and Recovery Act, as amended; those substances defined as "hazardous substances", "materials", or "wastes" under the law of the state in which the Premises are located; and as such substances are defined in any regulations adopted and publications promulgated pursuant to said laws ("Environmental Laws"); materials containing asbestos or urea formaldehyde; gasoline and other petroleum products; flammable explosives; radon and other natural gases; and radioactive materials.

           (d)Survival.  The obligations of Tenant in this Paragraph 7.7 shall survive the expiration or termination of this Lease.

           7.8Americans With Disabilities Act.  To the extent applicable, Tenant shall comply with the Americans with Disabilities Act of 1990 ("ADA") and the regulations promulgated thereunder.  Tenant hereby expressly assumes all responsibility for compliance with the ADA relating to the Premises and the activities conducted by Tenant within the Premises.  Any Alterations to the Premises made by Tenant for the purpose of complying with the ADA or which otherwise require compliance with the ADA shall be done in accordance with this Lease; provided, that Landlord's consent to such Alterations shall not constitute either Landlord's assumption, in whole or in part, of Tenant's responsibility for compliance with the ADA, or representation or confirmation by Landlord that such Alterations comply with the provisions of the ADA.

ARTICLE VIII   DEFAULT

           8.1Default.  The occurrence of any one or more of the following events shall constitute a default hereunder by Tenant:

           (a)The failure by Tenant to make any payment of Base Rent or additional rent or any other undisputed payment required hereunder, as and when due, such failure shall continue for a period of five (5) days after receipt of written notice as provided in Section 3.1(b) thereof from Landlord to Tenant; provided, that Landlord shall not be required to provide such notice more than twice during a twenty-four (24) month period with respect to non-payment of Rent, the third such non-payment constituting a default without requirement of notice;

           (b)The failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in clause (a) above, where such failure shall continue for a period of more than thirty (30) days after receipt of written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant's default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said thirty (30) day period,  diligently prosecutes such cure to completion, and completes such cure no later than sixty (60) days from the date of such notice from Landlord;

           (c)Tenant or any such Guarantor (if any) becoming insolvent, filing or having filed against it a petition under any chapter of the United States Bankruptcy Code, 11 U.S.C. Paragraph 101 et seq. (or any similar petition under any insolvency law of any jurisdiction) and such petition is not dismissed within sixty (60) days thereafter, proposing any dissolution, liquidation, composition, financial reorganization or recapitalization with creditors, making an assignment or trust mortgage for the benefit of creditors, or if a receiver, trustee, custodian or similar agent is appointed or takes possession with respect to any property or business of Tenant or Guarantor (if any); or

           (d)If the leasehold estate under this Lease or any substantial part of the property or assets of Tenant or of Guarantor of this leasehold is taken by execution, or by other process of law, or is attached or subjected to any involuntary encumbrance if such attachment or other seizure remains undismissed or undischarged for a period of thirty business (30) days after the levy thereof.

           8.2Remedies of Landlord and Calculation of Damages.

           (a)Remedies.  In the event of any default by Tenant   Landlord shall provide Tenant with at least sixty (60) days prior written notice of Landlord’s intent to exercise any or all of its options under this Section 8.2, and during this sixty (60) days, parties shall work together to resolve the default issue.  After the sixty (60) day period, Landlord may in addition to any other remedies available to Landlord at law or in equity exercise any or all of the following remedies:

(i)
Terminate the Lease and upon notice to Tenant of termination of the Lease all rights of Tenant hereunder shall thereupon come to an end as fully and completely as if the date such notice is given were the date originally fixed for the expiration of the Term, and Tenant shall then quit and surrender the Premises to Landlord and Landlord shall have the right, with  judicial process, to re-enter the Premises.  No such expiration or termination of the Lease shall relieve Tenant of its liability and obligations under the Lease.

(ii)
Accelerate the payment of Base Rent and all additional rent under this Lease for the remainder of the Term and terminate the Lease in the same manner, and with the same force and effect, as provided in clause (i) above.

(iii)
Enter the Premises and cure any default by Tenant and in so doing, Landlord may make any payment of money other than sums disputed by Tenant or perform any other act.  All sums so paid by Landlord, and all incidental costs and expenses, including reasonable attorneys' fees, shall be considered additional rent under this Lease and shall be payable to Landlord forty-five (45) days after receipt of a valid invoice together with interest from the date of demand to the date of payment at the rate of twelve percent (12%) per annum.

           (b) Calculation of Damages. If this Lease is terminated as provided in Paragraph 8.2(a)(i) above, Tenant, until the end of the Term, or what would have been such Term in the absence of any such event, shall be liable to Landlord, as damages for Tenant's default, for the amount of the Base Rent and all additional rent and other charges which would be payable under this lease by Tenant if this Lease were still in effect, less the net proceeds of any reletting of the Premises actually collected by Landlord after deducting all Landlord's reasonable expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage and management commissions, operating expenses, legal expenses, reasonable attorneys' fees, reasonable alteration costs and expenses of preparation of the Premises for such reletting. Tenant shall pay such damages to Landlord monthly on the days on which the Base Rent would have been payable as if this Lease were still in effect, and Landlord shall be entitled to recover from Tenant such damages monthly as the same shall arise.

           Whether or not the Lease is terminated, Landlord shall have an obligation to mitigate its damages and shall use commercially reasonable efforts to relet the Premises and collect any monies due based upon the reletting of the premises.

           (c)No Limitations.  Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be provided, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

           (d)Cumulative Remedies.  Landlord's remedies under this Lease are cumulative and not exclusive of any other remedies to which Landlord may be entitled in case of Tenant's default or threatened default under this Lease, including, without limitation, the remedies of injunction and specific performance.

ARTICLE IX   CASUALTY AND EMINENT DOMAIN

           9.1Casualty.

           (a)Casualty in General.  If, during the Term, the Premises, the Building or the Lot, are wholly or partially damaged or destroyed by fire or other casualty, and the casualty renders the Premises totally or partially inaccessible or unusable by Tenant in the ordinary conduct of Tenant's business, then Landlord shall, within thirty (30) days of the date of the damage, give Tenant a notice ("Damage Notice") stating whether, according to Landlord's good faith estimate, the damage can be repaired within one hundred eighty (180) days from the date of damage ("Repair Period"), without the payment of overtime or other premiums.  The parties' rights and obligations shall then be governed according to whether the casualty is an Insured Casualty or an Uninsured Casualty as set forth in the following paragraphs.

           (b)Insured Casualty.  If the casualty results from a risk, the loss to Landlord from which is fully covered by insurance maintained by Landlord or for Landlord's benefit (except for any deductible amount), it shall be an "Insured Casualty" and governed by this Paragraph 9.1(b).  In such event, if the Damage Notice states that the repairs can be completed within the Repair Period without the payment of overtime or other premiums, then Landlord shall promptly proceed to make the repairs, this Lease shall remain in full force and effect, and Base Rent and additional rent shall be reduced, during the period between the casualty and completion of the repairs, in proportion to the portion of the Premises that is inaccessible or unusable during that period and which is, in fact, not utilized by Tenant.  Base Rent shall not be reduced by reason of any portion of the Premises being unusable or inaccessible for a period of five (5) business days or less.  If the Damage Notice states that the repairs cannot, in Landlord's estimate, be completed within the Repair Period without the payment of overtime or other premiums, then either party may, terminate this Lease by written notice given to the other within thirty (30) days after the giving of the Damage Notice.  If either party elects to terminate this Lease, the Lease shall terminate as of the date of the occurrence of such damage or destruction and Tenant shall vacate the Premises five (5) business days from the date of the written notice terminating the Lease.  If neither party so terminates, then this Lease shall remain in effect, Landlord shall make repairs, and Base Rent shall be proportionately reduced as set forth above during the period when the Premises is inaccessible or unusable and is not used by Tenant.

           (c)Casualty within final six months of Term.  Notwithstanding anything to the contrary contained in this Paragraph 9.1, if the Premises or the Building is wholly or partially damaged or destroyed within the final six (6) months of the Term of this Lease, Landlord shall not be required to repair such casualty and either Landlord or Tenant may elect to terminate this Lease and no further payments from the date of termination are owed to Landlord by Tenant in the event of termination.

           (d)Tenant Improvements and Alterations.  If Landlord elects to repair after a casualty in accordance with this Paragraph 9.1, Landlord shall cause Tenant Improvements and Alterations which Landlord has approved, to be repaired and restored at Landlord's sole expense.  Landlord shall have no responsibility for any personal property placed or kept in or on the Premises or the Building by Tenant or Tenant's agents, employees, invitees or contractors and Landlord shall not be required to repair any damage to, or make any repairs to or replacements of, such personal property.

(e) Cumulative Remedy.  Tenant’s remedies under this Lease are cumulative and not exclusive of any other remedies at law or in equity, to which Tenant may be entitled to claim due to Landlord’s breach, including, without limitation, the remedies of injunction and specific performance.

(f)  Waiver of Subrogation.  Landlord and Tenant shall use reasonable efforts to cause each insurance policy obtained by each of them to provide that the insurer waives all right of recovery by way of subrogation against either Landlord or Tenant in connection with any loss or damage covered by such policy.

           9.2Eminent Domain.

           (a)Eminent Domain in General.  If the whole of the Premises, or so much of the Premises as to render the balance unusable by Tenant, shall be taken or appropriated under the power of eminent domain or condemnation (a "Taking"), either Landlord or Tenant may terminate this Lease and the termination date shall be the date of the Order of Taking, or the date possession is taken by the Taking authority, whichever is earlier.  If any part of the Property is the subject of a Taking and such Taking materially affects the normal operation of the Building or Common Areas or a Taking affects the Tenant’s ability to use the Premises, a party may elect to terminate this Lease.  A sale by Landlord under threat of a Taking shall constitute a Taking for the purpose of this Paragraph 9.2.  No award for any partial or entire Taking shall be apportioned.  Landlord shall receive (subject to the rights of Landlord's mortgagees) and Tenant hereby assigns to Landlord any award which may be made and any other proceeds in connection with such Taking, together with all rights of Tenant to such award or proceeds, including, without limitation, any award or compensation for the value of all or any part of the leasehold estate; provided that nothing contained in this Paragraph 9.2(a) shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any separate award made to Tenant for (i) the taking of Tenant's Property, or (ii) interruption of or damage to Tenant's business, or (iii) Tenant's moving and relocation costs.

(b)Reduction in Base Rent.  In the event of a Taking which does not result in a termination of the Lease, Base Rent shall be proportionately reduced based on the portion of the Premises rendered unusable, and Landlord shall restore the Premises or the Building to the extent of available proceeds or awards from such Taking.  Landlord shall not be required to repair or restore any damage to Tenant's Property or any Alterations.

           (c)Sole Remedies.  This Paragraph 9.2 sets forth Tenant's and Landlord's sole remedies for Taking.  Upon termination of this Lease pursuant to this Paragraph 9.2, Tenant and Landlord hereby agree to release each other from any and all obligations and liabilities with respect to this Lease except such obligations and liabilities which arise or accrue prior to such termination.

ARTICLE X   RIGHTS OF PARTIES HOLDING SENIOR INTERESTS

           10.1Subordination.  This Lease shall be subject and subordinate to any and all mortgages, deeds of trust and other instruments in the nature of a mortgage, ground lease or other matters or record ("Senior Interests") which now or at any time hereafter encumber the Property and Tenant shall, within twenty (20) days of Landlord's request, execute and deliver to Landlord such recordable written instruments as shall be necessary to show the subordination of this Lease to such Senior Interests.  Notwithstanding the foregoing, if any holder of a Senior Interest succeeds to the interest of Landlord under this Lease, then, at the option of such holder, this Lease shall continue in full force and effect and Tenant shall attorn to such holder and to recognize such holder as its landlord.

           10.2Mortgagee's Consent.  No assignment of the Lease and no agreement to make or accept any surrender, termination or cancellation of this Lease and no agreement to modify so as to reduce the Rent, change the Term, or otherwise materially change the rights of Landlord under this Lease, or to relieve Tenant of any obligations or liability under this Lease, shall be valid unless consented to by Landlord's mortgagees of record, if any.

ARTICLE XI   GENERAL

           11.1Representations by Tenant.  Tenant represents and warrants that any financial statements provided by it to Landlord were true, correct and complete when provided, and that no material adverse change has occurred since that date that would render them inaccurate or misleading.  Tenant represents and warrants that those persons executing this Lease on Tenant's behalf are duly authorized to execute and deliver this Lease on its behalf, and that this Lease is binding upon Tenant in accordance with its terms, and simultaneously with the execution of this Lease, Tenant shall deliver evidence of such authority to Landlord in form satisfactory to Landlord.

           11.2Notices.  Any legal notice required or permitted hereunder shall be in writing.  Notices shall be addressed to Landlord c/o Manager at Manager's Address and to Tenant at Tenant's Address.  Any communication so addressed shall be deemed duly given on the date signed for by the receiving party when delivered by hand, a nationally recognized overnight delivery service or U.S. Mail (registered or certified mail return receipt requested).  Either party may change its address by giving notice to the other.

           11.3No Waiver or Oral Modification.  No provision of this Lease shall be deemed waived by Landlord or Tenant except by a signed written waiver.  No consent to any act or waiver of any breach or default, express or implied, by Landlord or Tenant, shall be construed as a consent to any other act or waiver of any other breach or default.

           11.4Severability.  If any provision of this Lease, or the application thereof in any circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and each provision hereof shall be valid and enforceable to the fullest extent permitted by law.

           11.5Estoppel Certificate and Financial Statements.

           (a)Estoppel Certificate.  Within ten (10) business days after written request by Landlord, Tenant shall execute, acknowledge and deliver to Landlord a written statement certifying (i) that this Lease is unmodified and in full force and effect, or is in full force and effect as modified and stating the modifications; (ii) the amount of Base Rent currently payable by Tenant to Landlord; (iii) Tenant's Percentage, the Base Year and Tenant's Share of Expenses currently payable by Tenant to Landlord; (iv) the date to which Base Rent and Tenant's Share of Expenses have been paid in advance; (v) the amount of any security deposited with Landlord; (vi) that Landlord is not in default hereunder or, if Landlord is claimed to be in default, stating the nature of any claimed default, and (vii) such other matters as may be reasonably requested by Landlord.  Any such statement may be relied upon by a purchaser, assignee or lender.  Tenant's failure to execute and deliver such statement within the time required shall be a default under this Lease and shall also be conclusive upon Tenant that this Lease is in full force and effect and has not been modified except as represented by Landlord; and there are no uncured defaults in Landlord's performance and Tenant has no right of offset, counterclaim or deduction against rent.

           (b)Financial Statements.  Tenant is a publically traded company and any financial information available to the public is located at www.doubletake.com.  As to this Section 11.5(b), in the event Tenant becomes a private entity, Tenant shall, at Landlord’s cost and, within thirty (30) days following a request by Landlord, deliver to Landlord, or to any other party designated by Landlord, a true and accurate copy of Tenant's most recent financial statements, which shall be considered confidential information and Landlord shall not disclose such information to a third party.  Landlord is limited to one (1) request  under this provision within a twelve (12) month period.  All requests made by Tenant regarding renewals or expansions must be accompanied by Tenant's most recent financial statements.  All requests made by Tenant regarding subleases, or assignments must be accompanied by Tenant's prospective subtenant's and prospective assignee's most recent financial statements.

           11.6Waiver of Liability.  Landlord and Tenant each hereby waive all rights of recovery against the other and against the officers, employees, agents, and representatives of the other, on account of loss by or damage to the waiving party or its property or the property of others under its control, to the extent that such loss or damage is insured against under any insurance policy that either may have in force at the time of the loss or damage or that would or could be covered by any insurance policy that is required under this Lease.  Each party shall notify its insurers that the foregoing waiver is contained in this Lease.

           11.7Execution, Prior Agreements and No Representations.  This Lease shall not be binding and enforceable until executed by authorized representatives of Landlord and Tenant.  This Lease contains all of the agreements of the parties with respect to the subject matter hereof and supersedes all prior dealings, whether written or oral, between them with respect to such subject matter.  Each party acknowledges that the other has made no representations or warranties of any kind except as may be specifically set forth in this Lease.

           11.8Brokers.  Each party represents and warrants that it has not dealt with any real estate broker or agent in connection with this Lease or its negotiation except its respective Broker.  Each party shall indemnify the other and hold it harmless from any cost, expense, or liability (including costs of suit and reasonable attorneys' fees) for any compensation, commission or fees claimed by any other real estate broker or agent in connection with this Lease or its negotiation by reason of any act or statement of the indemnifying party.

           11.9Successors and Assigns.  This Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that only the original Landlord named herein shall be liable for obligations accruing before the beginning of the Term, and thereafter the original Landlord named herein and each successive owner of the Premises shall be liable only for obligations accruing during the period of their respective ownership.

           11.10Applicable Law and Lease Interpretation.  This Lease shall be construed, governed and enforced according to the laws of the state in which the Property is located.  In construing this Lease, paragraph headings are for convenience only and shall be disregarded.  Any recitals herein or exhibits attached hereto are hereby incorporated into this Lease by this reference.  Time is of the essence of this Lease and every provision contained herein.  The parties acknowledge that this Lease was freely negotiated by both parties, each of whom was represented by counsel; accordingly, this Lease shall be construed according to the fair meaning of its terms, and not against either party.

           11.11 Costs of Collection, Enforcement and Disputes.  Tenant shall pay all costs of collection, including reasonable attorneys' fees, incurred by Landlord in connection with any default by Tenant, if the court determines that Landlord prevails in its claim.  If either Landlord or Tenant institutes any action to enforce the provisions of this Lease or to seek a declaration of rights hereunder, the prevailing party shall be entitled to recover all costs including its reasonable attorneys' fees and court costs as part of any award.  Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other, on or in respect to any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant hereunder, Tenant's use or occupancy of the Premises, and/or claim of injury or damage.

           11.12Holdover.  If Tenant holds over in occupancy of the Premises after the expiration of the Term, Tenant shall, at the election of Landlord, become a tenant at sufferance only on a month-to-month basis subject to the terms and conditions herein specified, so far as applicable. Tenant shall pay rent during the holdover period, at a base rental rate equal to one hundred fifty percent (150%) of the Base Rent in effect at the end of the Term, plus the amount of Tenant's Share of Expenses then in effect. In the event that Landlord and Tenant are in negotiations to extend the Term of this Lease, the Tenant's continued occupancy after the expiration of the Term shall be deemed to be with Landlord's consent for a period of up to ninety (90) days and the Lease shall continue on a month to month basis upon the then existing terms and  conditions until the later of ninety (90) days or the date upon which Landlord and Tenant end their negotiations.

11.13Force Majeure.  If Landlord or Tenant is prevented from or delayed in performing any act required of it hereunder, and such prevention or delay is caused by strikes, labor disputes, inability to obtain labor, materials, or equipment, inclement weather, acts of God, governmental restrictions, regulations, or controls, judicial orders, enemy or hostile government actions, civil commotion, fire or other casualty, or other causes beyond such party's reasonable control ("Force Majeure"), the performance of such act shall be excused for a period equal to the period of prevention or delay.  A party's financial inability to perform its obligations shall in no event constitute Force Majeure.  Nothing in this Paragraph 11.13 shall excuse or delay Tenant's obligation to pay any rent or other charges due under this Lease.

           11.14 Limitation On Liability.  Landlord, and its partners, directors, officers, shareholders, trustees or beneficiaries, shall not be liable to Tenant for any damage to or loss of personal property in, or to any personal injury occurring in, the Premises, unless such damage, loss or injury is the result of the gross negligence or willful misconduct of Landlord or its agents as determined by a judicial proceeding.  The obligations of either party under this Lease do not constitute personal obligations of the individual partners, directors, officers, shareholders, trustees or beneficiaries of Landlord, and Tenant shall not seek recourse against the partners, directors, officers, shareholders, trustees or beneficiaries of Landlord, or any of their personal assets for satisfaction of any liability with respect to this Lease.  Except for claims related to Landlord’s negligence or willful misconduct, in the event of any default by Landlord under this Lease, Tenant's sole and exclusive remedy shall be against Landlord's interest in the Property.

           11.15Notice of Landlord's Default.  The failure by Landlord to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Landlord shall not constitute a default by Landlord unless such failure shall continue for a period of more than thirty (30) days after written notice thereof from Tenant to Landlord specifying Landlord's default; provided, however, that if the nature of Landlord's default is such that more than thirty (30) days are reasonably required for its cure, then Landlord shall not be deemed to be in default if Landlord commences such cure within said thirty (30) day period and diligently prosecutes such cure to completion and completes such cure no later than sixty (60) days from the date of such notice.  Tenant shall, simultaneously with delivery to Landlord, provide written notice specifying the Landlord default to the holder of any first mortgage or deed of trust covering the Premises whose name and address have been furnished to Tenant in writing.  Except as otherwise expressly stated to the contrary herein, in the event of a default by Landlord, Tenant shall have the right to pursue any of its remedies provided for at law or in equity, including the right to terminate this Lease, an injunction and specific performance.

           11.16Lease not to be Recorded.  Tenant agrees that it will not record this Lease.  Both parties shall, upon the request of either, execute and deliver a notice or short form of this Lease in such form, if any, as may be permitted by applicable statute.  If this Lease is terminated before the Term expires the parties shall execute, deliver and record an instrument acknowledging such fact and the actual date of termination of this Lease, signed by both parties.

           11.17Security Deposit.  Intentionally Omitted.

11.18Guaranty of Lease.  Intentionally Omitted.

           11.19Option to Renew.  Tenant shall have the option to extend the Term for two consecutive renewal periods of five (5) years each by delivering written notice to Landlord six (6) months prior to the expiration of the original Term.  The renewal term shall commence on the date immediately succeeding the last day of the original Term.  If Tenant exercises the option to renew, the renewal Term shall be on the same terms and conditions as those contained in this Lease, except that Base Rent shall be the lesser of (a) ninety-five percent (95%) of fair market rent for comparable Class A buildings in the Northeast submarket, or (b) the then escalated fair market rate, including consideration of Landlord provided improvements, concessions, inducements, and brokerage commissions.

           11.20   Right of First Offer.  During the Term of this Lease, Tenant shall have the right of first offer on the entire Building pursuant to the terms of this Lease.  If Tenant exercises its option, the rent will be the same per square foot rate then applicable under this Lease.  Tenant shall exercise its option, if at all, by giving written notice ("Tenant's Notice") to Landlord One Hundred Eighty (180) days after providing Landlord with written notice exercising its option.  The additional space shall be added to the Premises in its then condition, "as is", effective on the date that it is vacated by the prior tenant.  Landlord shall prepare and deliver to Tenant an amendment to this Lease which adds the Option Area to the Premises on the same terms and conditions and to be co-terminus with the current expiration as provided in this Lease, except that Tenant's Percentage for purposes of the adjustment set forth in Section 3 shall be increased in proportion to the useable area of the Option Area as same relates to the area of the Building.  Tenant shall promptly execute and deliver the amendment to the Landlord.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease, which includes the cover sheet, the foregoing Standard Provisions, Additional Provisions, if any, and Exhibits attached to this Lease, with the intent that each of the parties shall be legally bound thereby and that this Lease shall become effective as of the Date of Lease.

TENANT:

DOUBLE-TAKE SOFTWARE, INC.

                                                      By:

Name: /s/ S. Craig Huke

Title: Chief Financial Officer
Date: October 21, 2009

                                                      LANDLORD:

SUN LIFE ASSURANCE COMPANY OF CANADA

                                                                      By:

Name:	/s/ Thomas V. Pedulla

Title:	Senior Managing Director

                                                                             Date:   October 29, 2009

                                                                      By:

Name:	/s/ John G. Mulvihill

Title:	Managing Director

                                                                             Date:   October 29, 2009

PART III   EXHIBITS

EXHIBIT A

DESCRIPTION OF THE PREMISES

EXHIBIT B

DESCRIPTION OF THE LOT

Allison Pointe
Parcel P-5

Part of the Northwest Quarter of Section 21, Township 17 North, Range 4 East in Marion Count, Indiana, more particularly described as follows:

Commencing at the southeast corner of said Northwest Quarter Section; thence along the South line thereof, South 89 degrees 06 minutes 37 seconds West (assumed bearing) 119.71 feet then North 00 degrees 00 minutes 52 seconds West 12.57 feet to a point on the centerline of East 82nd Street as located by D.O.T. plan for Project ST-05-004A, which point is also the Southwest corner of the Grant of Right of Way for Allison Ponte Boulevard as recorded September 9, 1987 as Instrument 87-105141 in the Office of the Recorder of Marion Count, Indiana (the next five courses are along the Westerly and Southerly lines of said Grant of Right of Way); (1) thence continuing North 00 degrees 00 minutes 52 seconds West 536.80 feet to a curve having a radius of 385.00 feet, the radius point of which bears North 89 degrees 59 minutes 08 seconds East; (2) then Northerly and Northeasterly along said curve 212.52 feet to a point which bears North 58 degrees 23 minutes 15 seconds West from said radius point; (3) thence North 31 degrees 36 minutes 45 seconds East 762.23 feet to curve having a radius of 305.00 feet, the radius point of which bears North 58 degrees 23 minutes 15 seconds West; (4) thence Northerly, Northwesterly and Westerly along said curve 650.79 feet to a point which bears North 00 degrees 38 minutes 30 seconds West from said radius point; (5) thence South 89 degrees 21 minutes 30 seconds West 204.00 feet to the Point of Beginning, which point is also the Northwest corner of a 4.244 are tract described in a Warranty Deed recorded June 4, 1990 as Instrument 90-54079 in said Recorder’s Office; thence along the West line of said 4.244 acre tract, South 00 degrees 38 minutes 30 seconds East 537.17 feet to a point on the South line of the North Half of said Northwest Quarter Section; thence along said South line, South 89 degrees 11 minutes 38 seconds West 345.00 feet; thence North 00 degrees 38 minutes 30 seconds West 473.16 feet to a point on the Southerly right of way line of said Allison Ponte Boulevard, which points is on a curve having a radius of 100.00 feet, the radius point of which bears North 00 degrees 38 minutes 30 seconds West (the next three courses are along the Southerly line of said Allison Pointe Boulevard); (1) thence Easterly and Northeasterly along said curve, 82.98 feet to a point which bears South 48 degrees 11 minutes 15 seconds East from said radius point, and which point is on a reverse curve having a radius of 100.00 feet, the radius point of which bears South 48 degrees 11 minutes 15 seconds East; (2) thence Northeasterly and Easterly along said curve, 82.98 feet to a point which bears North 00 degrees 38 minutes 30 seconds West from said radius point; (3) thence North 89 degrees 21 minutes 30 seconds East 197.44 feet to the Point of Beginning, containing 4.148 acres, more or less.

EXHIBIT C

ADDITIONAL PROVISIONS

           The following provisions ("Additional Provisions") identified below and attached and/or set forth below are included as part of the Lease between Landlord and Tenant.  Capitalized terms used in any of the Additional Provisions and not otherwise defined shall have the meanings given such terms in Part I and Part II of this Lease.  Unless express reference is made to a provision in Part I and Part II of this Lease for the purpose of modifying such provision, in the event of any conflict between the Additional Provisions and the provisions of Part I and Part II of this Lease, the provisions contained in Parts I and II shall control.

Tenant Improvement
Allowance: Original Premises
Tenant will receive $17 / SF to make the improvements to the original premises.

Any portion of present or future Landlord contributed funds, including expansions, shall be utilized by Tenant at its sole discretion for soft or hard costs of improvements throughout any portion of its leased space.  Tenant agrees to utilize the Improvement Allowance by December 31, 2011.  After such date, any unused Tenant Improvement Allowance will be forfeited by Tenant.  Also, Tenant cannot use the Tenant Improvement Allowance towards any Furniture, Fixtures or Equipment.

Landlord will competitively bid all tenant improvement finish to three (3) competent and experienced bidders and select/contract with its own general contractor with Tenant approval.  To the extent not caused by Tenant changes after the bids, Landlord shall be solely responsible for any costs in excess of lowest bid.  Tenant shall be solely responsible for any costs resulting from Tenant changes after the bid and for the excess, if any, of the lowest bid over Landlord’s allowance as above stated.  Landlord will provide Tenant copies of all bids and the identity of all bidders. All fees associated with Landlord’s construction and general contracting shall be normal market fees.

Any equipment considered to be capital (i.e. replacement of HVAC units, etc.) in nature will be at Landlord’s cost and will not be deducted from the Tenant Improvement Allowance, unless such items are specifically required for Tenant’s use.

Architectural Services:  All architectural services and drawings, including but not limited to space plans and construction drawings shall be paid by the Tenant Improvement Allowance(s).  Tenant will continue to utilize the services of Schott Design for all architectural services.

Smoking Area: Landlord shall construct a designated smoking area at the south end of the parking lot on or before July 1, 2011 and all individuals shall be mandated to smoke in this designated smoking area, and Landlord shall send notices and provide signs to the designated smoking area.

Expansion Rights:Regardless of tenant exercising a Right of First Offer; Tenant shall have a pro-rated tenant improvement allowance utilizing $28 / Rentable Square Foot as the baseline for any and all expansions. No additional lease term shall be required by tenant if a Right of First Offer is exercised or if tenant expands so long as said right is exercised prior to July 31, 2013.  Thereafter, expansion will be at the then current market conditions.

EXHIBIT D

TENANT IMPROVEMENTS

           The following provisions are included as part of the Lease between Landlord and Tenant.  Capitalized terms not otherwise defined shall have the meanings given such terms in Part I and Part II of this Lease.

I – Tenant Improvement Allowance.

Landlord shall be responsible for the build-out of the Original Premises according to a mutually agreed upon space plan (the “Tenant Improvement Work”).  The Tenant Improvement Work shall be completed in accordance with the set of construction documents, including a mechanical, electrical and plumbing plan, submitted by Tenant and approved by Landlord before commencement of construction, and shall be paid for as set forth below, and shall be constructed in accordance with the following procedures:

  (a) Tenant shall by January 1, 2010, engage Schott Design to prepare plans and specifications of the Tenant Improvement Work (the “Construction Plans”) for Landlord’s review and approval.  The Construction Plans shall be submitted to Landlord on or before June 1, 2010, and Landlord shall review and either approve or notify Tenant of proposed changes thereto within 10 business days after receiving the Construction Plans.  Tenant shall make any changes to the Construction Plans reasonably requested by Landlord or necessary to make the Construction Plans conform to the space plan.

  (b) Promptly after the plans and specifications have been finalized, Landlord shall solicit bids from three (3) general contractors and submit a summary of such bids with a recommended general contractor, and other information regarding the bids as reasonably requested by Tenant to Tenant and Tenant’s Representative, David R. Byard of UGL-Equis, for review and written approval to be delivered within 7 business days of receipt or deemed accepted. Once such approval is received Landlord shall enter into a written contract with the approved general contractor on an AIA approved form for the construction of the Tenant Improvement Work and with other professionals for appropriate services in connection therewith.

  (c) At all times during Landlord’s construction of the Tenant Improvement Work, Landlord’s general contractor shall have a full time supervisor on-site to oversee the construction.  All such construction shall be overseen by Landlord through its construction manager, at no cost to Tenant other than the construction administration fee of five percent (5%) of the Tenant Improvement Work costs.  Landlord shall at all reasonable  times permit Tenant and its Tenant’s Representative to inspect the Premises and Tenant’s improvement work during construction and Tenant will coordinate such inspection with Landlord's Construction Manager. Landlord will provide Tenant’s Representative with written weekly updates inclusive of digital photos of the progress of the work.

 (d) Tenant and its agents and contractors shall have the right to enter the Premises prior to the Commencement Date for such construction purposes at reasonable times and with reasonable notice to Landlord.

  (e) Landlord agrees to provide Tenant with an allowance in the amount of ($17.00 X the rentable square footage of the Premises (the “Tenant Improvement Allowance”), to be applied against the costs and expenses incurred in connection with the design and construction of the Tenant Improvement Work in the Premises (including the actual construction costs and architectural, construction oversight and engineering fees, cabling and moving costs incurred in connection therewith).  The Tenant Improvement Allowance shall not be applied to the costs of any furniture, computers, equipment, personal property, inventory or for any other costs other than as provided above.  If the costs of the Tenant Improvement Work exceed the Tenant Improvement Allowance, Tenant shall be responsible for the full and prompt payment of such costs within 10 business days of an appropriate invoice and documentation for such overage.  Any undisbursed Tenant Improvement Allowance will be forfeited by Tenant on December 31, 2011.  Any equipment considered to be capital in nature will be at Landlord’s cost and will not be deducted from the Tenant Improvement Allowance.

EXHIBIT E

RULES AND REGULATIONS

           1.The driveways, parking areas, plazas, sidewalks, entrances, passages, courts, vestibules, stairwells, corridors or halls shall not be obstructed or encumbered by any tenant or used for any purpose other than ingress and egress to and from the premises.

           2.No awnings, canopies, or other projections shall be attached to the outside walls of the building.  No drapes, curtains, blinds, shades, or screens shall be attached to or hung in, or used in connection with, any window or door or the premises without the prior written consent of Landlord which consent shall not be unreasonably withheld or delayed.

3.Except as otherwise provided in the Lease, Tenants are prohibited from displaying any sign, picture, advertisement or notice on the inside or outside of the building, or the premises, except the usual name signs on the doors leading to the premises, which shall conform to the requirements of the management of the building, and excepting also the name strips on the directory board of the building.  The directory board of the building will be maintained by Landlord.  In the event of the violation of the foregoing by any tenant, Landlord may remove same without any liability, and may charge the expense incurred by such removal to the tenant.

           4.The sash doors, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the building shall not be covered or obstructed by any tenant, nor shall any bottles, parcels or other articles be placed on the windowsills or perimeter fan coil consoles.

           5.No showcases or other articles shall be put in front of or affixed to any part of the exterior of the building nor placed in the halls, corridors, or vestibules without the prior written consent of Landlord.

           6.The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags or other substances shall be thrown therein.  All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same.

           7.No tenant shall mark, paint, drill into, or in any way deface any part of the premises or the building of which they form a part.  No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord, and as Landlord may direct.  No tenant shall lay any type of floor covering without first obtaining Landlord's written permission.

           8.No  motorized vehicles or animals of any kind shall be brought into or kept in or about the premises, and no cooking shall be done or permitted by any tenant on the premises.  No tenant shall cause or permit any unusual or objectionable odors to be produced upon or permeate from the premises.

           9.No tenant shall make or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of this building, or premises, or neighboring buildings.

           10.No tenant, and no servants, employees, agents, visitors or licensees of any tenant, shall at any time bring or keep upon the premises any inflammable, combustible or explosive fluid, chemical or substance.

           11.Tenants are prohibited from installing additional locks upon any of the doors or having duplicate keys made for any of the doors leading to the premises.  (All necessary keys will be furnished to the tenants by Landlord).  Each tenant must, upon the termination of tenancy, return all keys to Landlord.

           12.Landlord shall have the right to prohibit any advertising by any tenant which, in Landlord's opinion, tends to impair the reputation of the building or their desirability for offices, and upon written notice from Landlord, the tenants shall refrain from or discontinue such advertising.

           13.The premises shall not be used for lodging or sleeping.

           14.The requirements of tenants will be attended to only upon application at the office of the building.  Building employees shall not perform any work or do anything outside of their regular duties, unless under special instructions from the office of the building.

           15.Canvassing, soliciting and peddling in the building are prohibited and each tenant shall cooperate to prevent the same.

           16.Landlord and its agents may retain a pass key to the premises and shall have the right to enter the premises at any and all times for the purpose of servicing and examining the same.

           17.Landlord reserves the right to make such other and further Rules and Regulations as in its judgment may from time to time be needful and proper, and upon delivery of the same to the tenants they shall become binding upon the parties hereto.